Appendix A
to the Amended and Restated Operating Expenses Limitation Agreement

(as amended on June 18, 2015 with respect to the Orinda Income Opportunities Fund and the Vivaldi Orinda Hedged Equity Fund; effective as of June 28, 2015)

                                                                                                       Effective June 28, 2015
Fund and Share Class	Operating Expense Limit
Vivaldi Orinda Hedged Equity Fund
Class A	2.45% of average daily net assets
Class I	2.14% of average daily net assets
Vivaldi Orinda Macro Opportunities Fund
Class A	2.55% of average daily net assets
Class I	2.25% of average daily net assets
Orinda Income Opportunities Fund
Class A	1.85% of average daily net assets
Class I	1.55% of average daily net assets
Class D	2.55% of average daily net assets

ADVISORS SERIES TRUST	ORINDA ASSET MANAGEMENT, LLC
on behalf of the Funds listed on Appendix A

By: /s/ Douglas G. Hess	By: /s/ Craig M. Kirkpatrick
Name: Douglas G. Hess	Name: Craig M. Kirkpatrick
Title: President	Title: President